Exhibit 99.1

AtheroNova Inc. Names Dr. Alexander Polinsky, Founder of The Pfizer Incubator, to Board of Directors

IRVINE, CA – October 19, 2010 - AtheroNova Inc. (OTC.BB:AHRO) (“AtheroNova”), a novel compounds biotech company focused on research and development to regress atherosclerotic plaque, announced that Dr. Alexander Polinsky, PhD, Managing Partner of Maxwell Biotech Venture Fund, has been named to the Board of Directors of AtheroNova Inc. effective October 13, 2010.

“We are extremely pleased to announce the appointment of Dr. Alexander Polinsky to our Board of Directors,” stated Thomas W. Gardner, CEO of AtheroNova.  “Dr. Polinsky’s record of success as both an entrepreneur and scientist at Alanex, Agouran and The Pfizer Incubator (TPI) driving the development and growth of promising biotech companies is an important addition to AtheroNova’s board.  His experience at TPI, which he developed to give scientist-entrepreneurs an opportunity to bring their medical innovations to patients by matching resources and knowledge to move innovative ideas forward into practice, makes him a very valuable resource for AtheroNova.”

Dr. Polinsky co-founded the Alanex Corporation and built the company from scratch around novel computational and combinatorial chemistry technologies.  He served as Alanex’ Chief Scientific Officer until it was acquired by Agouron Pharmaceuticals in 1997.  After the acquisition by Pfizer in 2000, Dr. Polinsky became Vice President, Head of Discovery Technologies, at the Pfizer La Jolla Labs.  In 2001, he established Pfizer’s global chemistry outsourcing network and between 2001 and 2006, managed a $750M investment in the creation of modern drug screening collection.  In 2006, he moved into Pfizer Global Research Technology where he led the development of Pfizer External Research Network and Pharma Incubator concepts.  In 2007, Dr. Polinsky established The Pfizer Incubator (TPI) and became its CEO, starting three biotechnology companies.

He left Pfizer in 2008 to pursue various entrepreneurial interests and in 2009 joined Maxwell Biotech Venture Fund as its Managing Partner.  Additionally, Dr. Polinsky has invested in and served on the Boards of several startups.

Dr. Polinsky received his Ph.D. in Physical Chemistry from Moscow University, Russia, followed by post-doctoral training at the Institute for Biochemistry at the Russian Academy of Science.  He was a faculty member at Moscow University for 5 years studying the mechanisms of action of synthetic vaccines.  He then came to the United States as a visiting scientist at University of California at San Diego to capitalize on developing new methods for computer-aided drug design.

About AtheroNova

AtheroNova, through its wholly-owned subsidiary, AtheroNova Operations, Inc., is a development stage company currently researching novel patents-pending applications of certain natural compounds to regress atherosclerotic plaque deposits, a process called delipidization.  The company is entering into a research agreement for its second laboratory animal study at the Cedars-Sinai Heart Institute’s Division of Cardiology in conjunction with a major university to validate the findings of its initial study and prepare for human trials.  The Company plans to develop multiple applications for its compounds, to be used in pharmaceutical grade products for the treatment of atherosclerosis.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may differ materially.  Examples of forward looking statements in this news release include statements regarding the value of Dr. Polinsky to AtheroNova’s board, the commencement of the second animal trial and preparations for human trials, and the development of applications for AtheroNova’s compounds.  Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management’s ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in AtheroNova’s filings with the United States Securities and Exchange Commission.  AtheroNova undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company contact:
Thomas Gardner
Chief Executive Officer

Or

Mark Selawski
Chief Financial Officer
(949) 476-1100

Investor Contact:
Leon Hamerling
Investor Media Group
(877) 725-2500

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